             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Series Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Value
Fund (a portfolio of the Oppenheimer Series Fund, Inc.), of our report dated
December 12, 2006, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
February 26, 2007